                                                                    EXHIBIT 2.0




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       SPECIALIZED IMAGING SERVICES, INC.


                                      AND

                               MICA IMAGING, INC.



                              Dated July 31, 1995

                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
ARTICLE 1

    1.1     Defined Terms                                                                  1

ARTICLE 2

    2.1     Sale of Assets                                                                 3
    2.2     Purchase Price                                                                 3
    2.3     Assets                                                                         3
    2.4     Accounts Receivable                                                            4
    2.5     Assumed Liabilities                                                            4
    2.6     Transfer Taxes                                                                 5
    2.7     Prorations                                                                     5
    2.8     Deposits                                                                       5

ARTICLE 3

    3.1     Closing                                                                        5
    3.2     Deliveries at the Closing                                                      5

ARTICLE 4

    4.1     Authorization                                                                  6
    4.2     Absence of Certain Changes or Events                                           6
    4.3     Title to Assets                                                                7
    4.4     Condition of Tangible Assets                                                   7
    4.5     Contracts and Commitments                                                      7
    4.6     No Conflict or Violation                                                       7
    4.7     Consents and Approvals                                                         7
    4.8     Financial Statements                                                           7
    4.9     Litigation                                                                     8
    4.10    Labor Matters                                                                  8
    4.11    Compliance with Law                                                            8
    4.12    No Brokers                                                                     8
    4.13    Payments                                                                       8
    4.14    Tax Matters                                                                    9
    4.15    Real Estate Lease                                                              9
    4.16    Inventories                                                                    9
    4.17    Insurance Policies                                                             9
    4.18    Customers and Suppliers                                                        9

                                                                                         Page
                                                                                         ----
    4.19    Additional Employment and Benefit Matters                                      9
    4.20    Additional Compliance Matters                                                 10
    4.21    Intellectual Property                                                         10
    4.22    Disclosure and Duty of Inquiry                                                10
    4.23    Material Misstatements or Omissions                                           10

ARTICLE 5

    5.1     Authorization                                                                 11
    5.2     Consents and Approvals                                                        11

ARTICLE 6

    6.1     Consents and Best Efforts                                                     11
    6.2     Notification of Certain Matters                                               11
    6.3     Conduct of Business Pending Closing                                           12
    6.4     Access and Due Diligence                                                      12
    6.5     Exclusivity                                                                   12

ARTICLE 7

    7.1     Due Diligence                                                                 13
    7.2     Financing                                                                     13
    7.3     Lesser Consents

ARTICLE 8

    8.1     General                                                                       13
    8.2     Effect of Termination                                                         13

ARTICLE 9

    9.1     Certificates                                                                  14
    9.2     Material Changes                                                              14

ARTICLE 10

    10.1    Books and Records                                                             14
    10.2    Indemnifications                                                              15
    10.3    Further Assurances                                                            16
    10.4    No Prohibited Assignment; Best Efforts                                        16
    10.5    Restrictive Covenants                                                         16
    10.6    Deposits                                                                      16

                                                                                         Page
                                                                                         ----
ARTICLE 11

    11.1    Assignment                                                                    17
    11.2    Notices                                                                       17
    11.3    Governing Law                                                                 18
    11.4    Arbitration                                                                   19
    11.5    Entire Agreement; Modifications and Waivers                                   19
    11.6    Counterparts                                                                  19
    11.7    Expenses                                                                      19
    11.8    Invalidity                                                                    19
    11.9    Titles                                                                        19
    11.10   Publicity                                                                     19
    11.11   Confidentiality                                                               19
    11.12   Attorneys' Fees                                                               20

                            ASSET PURCHASE AGREEMENT


                THIS ASSET PURCHASE AGREEMENT, dated as of July 31, 1995, is by and between MICA Imaging, Inc., an Illinois corporation ("Seller"), and Specialized Imaging Services, Inc., an Illinois corporation ("Buyer").


                                    RECITALS

                A. Seller has a division which engages in the business of providing ultrasound and nuclear medicine services to patients through use of the Equipment (as herein defined) (the "Business").

                B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as herein defined) of the Business, and the good will of the Business as a going concern, subject to the terms and conditions of this Agreement.


                                   AGREEMENT


                NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

                1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

         a. "Books and Records" shall mean the books and records pertaining to the assets, properties, business, operations, accounts, financial condition, customers or suppliers of the Business.

         b. "Closing Date" shall mean July 31, 1995, or such other date as Buyer and Seller shall mutually agree, but not later than September 6, 1995.

         c. "Contracts" shall mean any of the agreements, contracts, instruments or commitments to which Seller is a party and that relate to the provision of services by Seller or the leasing of equipment by Seller (as lessor) in the Business, all as identified on Schedule 1.1(c).

         d. "March Financials" shall mean the unaudited profit and loss statements for the Business as of March 31, 1995, as identified on Schedule 1.1
(d).

         e. "Encumbrance" shall mean any lien, pledge, option, adverse claim, charge, easement, security interest, right-of-way or encumbrance.

         f. "Governmental Entity" shall mean any governmental entity, department, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

         g. "Operating Leases" shall mean all of the operating leases which relate to the Business, all as listed on Schedule 1.1(g). Schedule 1.1(g) indicates with respect to each such lease the term, deposits, annual rent, additional rent, payment on termination and renewal options, if any, and, as applicable, the type of equipment.

         h. "Capital Leases and Financing Leases" shall mean all of the capital leases which relate to the Business all as listed on Schedule 1.1(h).
Schedule 1.1(h) indicates with respect to each such lease the term, deposits, annual rent, additional rent, payment on termination and renewal options, if any, and the type of equipment.

         i. "Licenses" shall mean all governmental or regulatory licenses or permits used in the Business as presently conducted, all as identified or listed on Schedule 1.1(i).

         j. "Material Adverse Effect" shall mean a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) or projected earnings or cash flows of the Business.

         k. "Personnel" shall mean the officers, employees, consultants and staff personnel associated with the Business.

         l. "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

         m. "Securities Act" shall mean the Securities Act of 1933, as amended.

         n. "Taxes" shall mean all taxes, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, capital gains, transfer gains, license, payroll, privilege, and franchise taxes, imposed by any Governmental Entity and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

                                   ARTICLE 2

                          PURCHASE AND SALE OF ASSETS

                2.1 Sale of Assets. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, on the Closing Date, all right, title and interest of Seller in the assets and rights described in Section 2.3 (all such assets and rights being herein collectively referred to as the "Assets" and individually referred to as an "Asset"), all of which shall be transferred to Buyer free and clear of all liens, security interests and other encumbrances, subject to the Buyer's assumption of the Assumed Liabilities.

                2.2 Purchase Price. Buyer shall pay to Seller in cash for the sale, transfer, assignment, conveyance and delivery of the Assets to Buyer, an amount equal to $5,000,000 minus the dollar amount on the Closing Date (without discount for deferred or future payments) of the Assumed Liabilities shown on Schedule 2.2, which amount shall be delivered by wire transfer of funds on the Closing Date pursuant to wire transfer instructions received from Seller prior to the Closing Date.

                2.3 Assets. The "Assets" shall consist of the following assets of the Business, as same are constituted at the Closing Date:

                          (a)     Equipment.  All right, title and interest of
Seller in the equipment (including, without limitation, equipment under Capital Leases) utilized in the Business, all of which is shown on Schedule 2.3(a) (the "Equipment").

                          (b)     Fixtures.  The furniture, fixtures, supplies
and other tangible personal property used in the Business.

                          (c)     Licenses and Permits.  All right, title and
interest of Seller in, to and under all Licenses, permits, authorizations and other rights of every kind and character relating to the Business under any federal, state, or local statute, ordinance or regulation.

                          (d)     Intangible Assets.  All right, title and
interest of Seller in, to and under all trademarks, technology, know-how, data, copyrights, tradenames, servicemarks, licenses, rights and privileges used in the Business.

                          (e)     Contracts and Leases.  All right, title and
interest of Seller in, to and under the Contracts and Operating Leases (the "Assigned Contracts").

                          (f)     Inventories.  All of Seller's inventories
insofar as they relate to the Business.

                          (g)     Books and Records.  The Books and Records
used in the Business.

                2.4 Accounts Receivable. With respect to the accounts receivable of the Business which Seller is retaining, Seller shall, on the Closing Date, deliver a complete schedule thereof to Buyer, and Buyer agrees, upon request of Seller, to assist Seller in all reasonable respects (but without incurring any material expense) in its collection efforts with respect thereto for a six (6) month period following the Closing Date, and payments received by Buyer in respect of such receivables shall be deposited directly into an account designated by Seller to Buyer. After the date which is six (6) months after the Closing Date, Buyer will deliver to Seller a copy of all records relating to such receivables, and thereafter, Seller shall be solely responsible for further collection efforts with respect thereto.

In connection with any collections made by Buyer on behalf of Seller hereunder, all amounts collected by Buyer from account debtors of the Business shall, unless otherwise directed by the account debtor, be applied to the oldest outstanding receivable owed by such account debtor to the Business, and Buyer shall make the aforesaid deposits on a weekly basis within two (2) days after the close of each calendar week in respect of collections received in good funds during such calendar week. Nothing herein contained shall be deemed to prohibit Buyer from establishing its own credit terms with any and all account debtors, provided that Buyer shall not, in connection therewith, settle or compromise, for less than the full face amount thereof, any accounts receivable owed to Seller, without Seller's prior written consent in each instance.

                2.5 Assumed Liabilities. Buyer shall, from and after the Closing Date, assume the following liabilities (the "Assumed Liabilities"):

                          (a)     The obligations and liabilities of Seller that
relate to the Business as identified on Schedule 2.2.

                          (b)     Seller's obligations and liabilities relating
to the period subsequent to the Closing Date under the Assigned Contracts and the Licenses.

                Except for those specific liabilities and obligations specified in this Section 2.5, Buyer will not assume, and hereby expressly disclaims any assumption of, any debts, liabilities or obligations (absolute or contingent) of any kind of Seller or any of its affiliates, including but not limited to
(a) accounts payable, (b) indebtedness for money borrowed, (c) income taxes, sales taxes, payroll taxes, withholding taxes, franchise taxes, and other taxes, including but not limited to any taxes which may arise out of or be assessable in respect of the transactions contemplated by this Agreement (other than as set forth in Section 2.6 below), (d) claims, litigation, liabilities or obligations arising out of or relating to the operations of Seller or any of its affiliates, (e) liabilities or obligations of any kind in respect of any past or present stockholders, directors, officers, employees or consultants of Seller, whether under any contract or agreement, pursuant to any pension plan or employee benefit or welfare plan, or otherwise, (f) liabilities or obligations relating to recapture of any depreciation deduction or investment tax credit of Seller, and/or (g) any other liabilities or obligations of or relating to Seller or any of its affiliates in any manner whatsoever.

                2.6 Transfer Taxes. Buyer shall be responsible for any documentary transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the Assets provided hereunder, and any deficiency, interest or penalty asserted with respect thereto. See purchase price allocation, as identified on Schedule 2.6.

                2.7       Prorations.

                          (a)     Taxes.  As of the Closing Date, or as
promptly as practicable following the Closing Date, but in no event later than sixty (60) days thereafter, the personal property taxes and other ad valorem taxes, local business or other license fees or taxes, and other similar periodic charges, in each case relating to the Business or the Assets, shall be pro rated between Buyer and Seller, with Seller being liable in respect of all periods on or prior to the Closing Date and Buyer being liable in respect of all periods after the Closing Date.

                          (b)     Utilities and Rent.  On the Closing Date, or
as promptly as practicable thereafter, all rental under any Assumed Liabilities and the water, gas, electrical and other utilities and other similar periodic charges pertaining to the Business shall be pro rated between Buyer and Seller, with Seller being liable in respect of all periods on or prior to the Closing Date and Buyer being liable in respect of all periods after the Closing Date.

                2.8 Deposits. On the Closing Date, Buyer shall reimburse Seller for any deposits made by the Seller in connection with any of the Assumed Liabilities .


                                   ARTICLE 3

                         CLOSING; POST-CLOSING MATTERS

                3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Buyer or its lender or lender's counsel in Dallas, Texas, unless the parties hereto otherwise agree.

                3.2       Deliveries at the Closing:

                          Of Buyer.  To effect the transfer referred to in
Section 2.1 hereof, Seller will, on the Closing Date, execute and deliver to
Buyer:

                          (a) a General Conveyance, Transfer, Assignment and Bill of Sale substantially in the form attached hereto as Exhibit A, conveying the Assets and assigning the Assigned Contracts;

                          (b)     the documents and certificates set forth in
                Article 9 hereof;

                          (c) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title to the Assets in accordance with the provisions hereof; and

                          (d)     the Books and Records.

                          Of Seller.  At the Closing, Buyer shall deliver to
Seller the following:

                          (a) a wire transfer of funds equal to the amount provided in Section 2.2;

                          (b) such other instruments as shall be reasonably requested by Seller to complete the assumption of the Assumed Liabilities by Buyer.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                Seller hereby represents and warrants to Buyer as follows:

                4.1 Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary. Seller has all necessary power and authority and has taken all action necessary to authorize and enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

                4.2 Absence of Certain Changes or Events. Except as set forth on Schedule 4.2, since March 31, 1995, there has not been any:

                          (a)     sale, assignment or transfer of any of the
assets of the Business, material singly or in the aggregate, other than in the ordinary course;

                          (b)     amendment, cancellation or termination of any
License, Contract, Capital Lease, Operating Lease or instrument material to the Business;

                          (c)     failure to operate the Business in the
ordinary course, or to use reasonable efforts to preserve the Business intact, to keep available to Buyer the services of the Personnel, and to preserve for Buyer the goodwill of Seller's suppliers, customers and others having business relations that relate to the Business except where such failure would not have a Material Adverse Effect on the assets or prospects of the Business or the transactions contemplated by this Agreement;

                          (d)     material damage, destruction or loss (whether
or not covered by insurance) materially adversely affecting the assets or prospects of the Business;

                          (e)     mortgage, pledge or other encumbrance of any
of the assets of the Business, material singly or in the aggregate; or

                          (f)     agreement by Seller to do any of the
foregoing.

                4.3 Title to Assets. Except as set forth on Schedule 4.3, Seller has good and marketable title to, or valid leasehold interests in, all of the assets of the Business, free and clear of all Encumbrances. All lease payments respecting any leased assets are current, and Seller has performed all other obligations required to be performed with respect to all assets leased by Seller for the Business through the date hereof, except where the failure to perform would not (singly or in the aggregate) have a Material Adverse Effect.

                4.4       Condition of Tangible Assets.  Except as set forth on
Schedule 4.4, the Equipment is in good operating condition and repair (except for ordinary wear and tear), is sufficient for the operation of the Business as heretofore and presently conducted, and is in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect.

                4.5 Contracts and Commitments. Seller is not (and, to the best knowledge of Seller, no other party is) in breach or violation of, or default under, any of the Contracts, Capital Leases, Operating Leases, Licenses or other obligations or commitments relating to the Business as respects any monetary payments thereunder, or otherwise where such breach or violation would (singly or in the aggregate) have a Material Adverse Effect.

                4.6 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a breach of, or a default under, the Seller's Certificate of Incorporation, any term or provision of any Contract, Capital Lease, Operating Lease, or License to which Seller is a party and that relate to the Business or by which any of the assets of the Business are bound or affected which would result in a Material Adverse Effect, or (b) to the best of Seller's knowledge, a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgement, writ, injunction, decree or award applicable to Seller which would result in a Material Adverse Effect or (c) an imposition of any Encumbrance, restriction or charge on the Business or on any of the assets of the Business.

                4.7 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                4.8 Financial Statements. Seller has heretofore delivered to Buyer the March Financials. Such financials are in accordance with the Books and Records and present fairly the results of operations of the Business for the three months then ended. Since the end of such period, there has been no material adverse change in the operations, financial condition or prospects of the Business.

Seller has heretofore provided to Buyer the audited consolidated balance sheet of Seller's corporate parent (Medical Imaging Centers of America, Inc.) as of December 31, 1994, which balance sheet has been prepared in accordance with GAAP.

                4.9 Litigation. There is no action, order, writ, injunction, judgement or decree outstanding or claim, suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for Personnel), arbitral action, or investigation (collectively, "Actions") pending or, to the best of Seller's knowledge, threatened or anticipated against, relating to or affecting (i) the Business or Seller's activities, properties or assets in connection therewith, (ii) any benefit plan for Personnel or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement. Seller is not in default with respect to any judgement, order, writ, injunction or decree of any court or Governmental Entity, and there are no unsatisfied judgements against Seller or the Business. To Seller's knowledge, there is no basis for any claim against or liability of Seller on account of product or service warranties, express or implied, with respect to the sale or provision of defective products or services.

                4.10 Labor Matters. Seller is not a party to any collective bargaining agreement or other labor agreement with respect to the employees utilized for the Business with any labor organization, group or association, and there are no outstanding employment agreements with any of the Personnel. Seller is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours with respect to such employees.

                4.11 Compliance with Law. Seller has in full force and effect all licenses and permits required for the operation of the Business. The conduct of the Business to the date hereof has been and is in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local and whether foreign or domestic, except where the failure to comply would not have a Material Adverse Effect.

                4.12 No Brokers. Neither Seller nor any affiliate of Seller has entered into or will enter into any Contract, agreement, arrangement or understanding with any person or firm, or take any action, which will or could result in the obligation of the Buyer or any claim against the Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                4.13 Payments. Seller has not directly or indirectly paid or delivered any fee, commission or other sum or item or property, however characterized, to any finder, government official or other party, in the United States or any other country, which is in any manner related to the Business, which Seller knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

                4.14 Tax Matters. On the date hereof and on the Closing Date, (i) all federal, state and local tax returns and tax reports required to be filed by Seller (or, in the case of consolidated returns, the Seller's parent entity) on or before the date of this Agreement or the Closing Date, as the case may be, have been and will have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; (ii) all federal, state and local income, franchise, sales, use, property, excise and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to Seller as of the date hereof and as of the Closing Date have been and will have been fully paid, and appropriate accruals shall have been made on Seller's books for taxes not yet due and payable; (iii) as of the Closing Date, all taxes and other assessments and levies which the Seller is required by law to withhold or to collect on or before the Closing Date will have been duly withheld and collected, and will have been paid over to the proper governmental authorities to the extent due and payable on or before the Closing Date; and (iv) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of Seller.

                4.15 Real Estate Lease. Seller neither owns nor has any interest of any kind (whether ownership, lease or otherwise) in any real property relating to the Business, except to the extent of Seller's leasehold interest under the lease for the business premises of the Business, a true and complete copy of which lease (including all amendments thereto) has heretofore been provided to Buyer (the "Office Lease"). Seller (and, to the best of Seller's knowledge, the landlord thereunder) is presently in compliance with all of its obligations under the Office Lease, and the premises leased thereunder are in good condition (reasonable wear and tear excepted) and are adequate for the operation of the Business as presently conducted.

                4.16 Inventories. All supplies and other inventories included in the Assets will consist of items which are of a quality and quantity which are useable in the ordinary course of the Business. The inventory on hand in the Business as of the Closing Date will be of a customary mix and quantity for the Business.

                4.17 Insurance Policies. Schedule 4.17 annexed hereto contains a true and correct schedule and description of all insurance coverages held by Seller concerning its business and properties (including but not limited to professional liability insurance).

                4.18 Customers and Suppliers. Seller has not received any written notice of any existing, announced or anticipated changes in the policies of any material clients, customers, referral sources or suppliers of Seller which will or might reasonably result in or have a Material Adverse Effect.

                4.19      Additional Employment and Benefit Matters.

                (a) Seller has heretofore made available to Buyer all employee files, payroll records and other books and records relating to the employees of the Business, all of which books and records fairly reflect the compensation levels and employee policies that have heretofore been applicable to the employees of the Business.

                (b) Seller has further made available to Buyer copies of all benefit plans heretofore applicable or made available to any employees of the Business; provided, however, that nothing herein contained shall be deemed to obligate Buyer to provide any comparable benefits or to assume any liabilities or obligations in respect of any benefits, benefit plans, welfare plans, or other employment related programs heretofore maintained or offered by Seller or in respect of which Seller has made any contributions or is in any manner obligated.

                4.20      Additional Compliance Matters.

                (a) To the best of Seller's knowledge, Seller has not, at any time during the three (3) year period prior to the date hereof, (i) handled, stored, generated, processed or disposed of any hazardous substances in violation of any federal, state or local environmental laws or regulations,
(ii) otherwise committed any material violation of any federal, state or local environmental laws or regulations (including, without limitation, the provisions of the Environmental Protection Act and other applicable environmental statutes and regulations) or any material violation of the Occupational Safety and Health Act, or (iii) been in material violation of any requirements of its insurance carriers from time to time.

                (b) Seller has not received any written notice of default or violation, nor, to the best of Seller's knowledge, is Seller or any of its directors, officers or employees in default or violation, with respect to any judgement, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Business. Neither Seller, nor, to the best of Seller's knowledge, any of its directors, officers or employees, has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Business, which violation would have a Material Adverse Effect.

                4.21 Intellectual Property. Except for any patents, trademarks or other intellectual property rights embodied in any of the equipment utilized in the Business, there are no patents, patent applications, trademark registrations or applications, copyright registrations or applications, registered tradenames or other intellectual property (domestic or foreign) utilized in the Business. To the best of Seller's knowledge, no asset, business practice or other aspect or element of the Business infringes upon or has been claimed to infringe upon any intellectual property rights of any other person.

                4.22 Disclosure and Duty of Inquiry. Buyer is not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Seller in this Agreement, and Seller's representations and warranties hereunder shall not in any manner be affected or impaired by reason of any investigation made by or on behalf of Buyer.

                4.23 Material Misstatements or Omissions. No representations or warranties by Seller in this Agreement nor any document, exhibit, certificate or schedule furnished to Buyer pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained herein or therein not misleading. The copies of all documents furnished to Buyer hereunder are true and complete copies of the originals thereof in all material respects.


                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer hereby represents and warrants to Seller as follows:

                5.1 Authorization. Buyer has all necessary power and authority and has taken all action necessary to authorize and enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                5.2 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, or any other person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.


                                   ARTICLE 6

                         COVENANTS OF SELLER AND BUYER

                Seller, on the one hand, and Buyer, on the other hand, covenant with each other as follows:

                6.1 Consents and Best Efforts. As soon as practicable, Seller and Buyer will complete all reasonable action required hereunder, and Seller will cooperate with Buyer as is necessary, to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Assets. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to take or cause to be taken all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

                6.2 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of his or its representations or warranties made in or pursuant to this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. Each party shall use all reasonable efforts to remedy any material failure on its part to comply with or be satisfied by such party hereunder.

                6.3 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, Seller shall operate the Business solely in the ordinary course of business and consistent with past practice, and Seller shall not, without the prior written consent of Buyer in each instance, (a) incur any material indebtedness which would become Assumed Liabilities hereunder, (b) amend, cancel or modify any agreement that will become an Assigned Contract hereunder or enter into any material new agreement, commitment or transaction outside of the ordinary course of the Business, (c) pay, grant or authorize any salary increases or bonuses for any Personnel outside of the ordinary course of business and consistent with past practice,
(d) incur any material capital expenditures in the Business which would become Assumed Liabilities hereunder, (d) dispose of any capital assets which would otherwise become Assets hereunder, (f) materially change its method of collection of accounts receivable, or accelerate or slow its customary payment of accounts payable, (g) subject any assets of the Business to any liens or Encumbrances, or (h) agree to do or take any action in furtherance of any of the foregoing. Without limitation of the foregoing, Seller shall consult with Buyer with respect to any proposed material transactions in the Business between the date hereof and the Closing Date.

                6.4 Access and Due Diligence. Seller shall permit Buyer and its counsel, accountants and other representatives, upon reasonable advance notice and during normal business hours, to have reasonable access to all books, records, assets and information relating to the Business, and Buyer and its representatives shall also be permitted to freely consult with Seller's counsel and accountants concerning the Business.

                6.5 Exclusivity. From the date hereof through any termination of this Agreement by Seller in accordance with Section 8.1 below, Seller shall not (and shall not permit any of its stockholders, officers, directors or affiliates to) negotiate with or enter into any other commitments, agreements or understandings with any person, firm or corporation (other than Buyer and its affiliates) in respect of any sale or disposition of the Business or any material portion thereof.


                                   ARTICLE 7

              CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                It shall be a condition precedent to Buyer's obligation to consummate the transactions contemplated hereby that each of the following conditions shall have been satisfied (or, in Buyer's sole and absolute discretion, waived) by Buyer on or before the Closing Date:

                7.1 Due Diligence. Buyer shall be satisfied with the results of its due diligence investigation, including but not limited to its ability to produce satisfactory audited financial statements of the Business for periods from and after January 1, 1993.

                7.2 Financing. Buyer shall have obtained financing for the consummation of the transactions contemplated hereby, such financing to be in amounts and on terms and conditions satisfactory to Buyer in its sole and absolute discretion.

                7.3 Lesser Consents. To the extent required under such leases, Buyer shall have received the written consent of any and all lessors or other persons to whom any of the Assumed Liabilities may be owed, without requirement of posting or furnishing any collateral or agreeing to any material additional financial obligation.

                Buyer represents and warrants that it shall in good faith attempt to satisfy the conditions set forth in this Article. In the event that such conditions have not been satisfied at the time set for Closing, Buyer shall either waive such conditions or notify Seller that the conditions have not been met. In the event the conditions have not been met or waived at the time of Closing, this Agreement shall terminate without further recourse by either party.


                                   ARTICLE 8

                            TERMINATION OF AGREEMENT


                8.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing: (a) by the mutual written consent of Buyer and Seller, (b) by Buyer, or by Seller, if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party, (ii) the other party shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the Business and/or the transactions contemplated hereby, (iii) the other party shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it shall have agreed to furnish, and it is reasonably unlikely that the other party will be able to furnish such item(s) prior to the Outside Closing Date specified below, or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of the Business, and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agrees or agree to pay such cost or penalty); or (c) by Buyer, or by Seller, at any time on or after September 6, 1995 (the "Outside Closing Date"), if the transactions contemplated hereby shall not have been consummated prior thereto, and the party directing termination shall not then be in breach or default of any obligations imposed upon such party by this Agreement.

                8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 8, neither party to this Agreement shall have any further liability to the other. In the event of termination by either party as above provided in this Section 8, prompt written notice shall be given to the other party.


                                   ARTICLE 9

                               CLOSING DOCUMENTS

                On or prior to the Closing Date, Seller shall satisfy each of the following further conditions:

                9.1 Certificates. Seller shall furnish Buyer with such certificates and corporate resolutions to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by Buyer. Seller shall also, if requested by Buyer's lender(s), cause it's counsel to issue to Buyer and such lender(s) a legal opinion as to such matters as may reasonably be requested by such lender(s).

                9.2 Material Changes. Seller shall furnish Buyer with a certificate executed by Seller, to the effect that except as set forth on the Schedules hereto or as permitted hereby, since March 31, 1995, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, reserves, business, properties, operations, technology, employee relations, or customer, supplier or distributor relations of the Seller in the Business. For the purposes of this Section 8.2, a "material adverse change" shall include, without limitation, an event or condition which could result in a Material Adverse Effect and/or any development or discovery of any material contingent or other liability not in the Schedules hereto, which might materially adversely affect the business, properties, assets, operations, technology, or relations with customers, suppliers, distributors or employees of the Seller in the Business or the prospects of the Business. In the event of such a change, Buyer's sole remedy hereunder shall be to either waive such changes or to terminate this Agreement without further recourse by either party.


                                   ARTICLE 10

                 ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

                10.1 Books and Records. Each party agrees that such party will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.

                10.2      Indemnifications.

                          (a)     By Seller.  Seller agrees to indemnify, save
and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, adverse claims, Taxes and expenses (whether or not arising out of third-party claims) including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Seller in or pursuant to this Agreement, (ii) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct of the Business prior to the Closing Date (other than matter expressly assumed as Assumed Liabilities), and (iii) any and all liabilities of Seller other than the Assumed Liabilities. Notwithstanding the foregoing, Seller shall not be liable for any Damages to Buyer hereunder until the aggregate amount of all such Damages exceeds $25,000; provided, that such limitation shall not affect or reduce the amount of any Damages which Buyer may be entitled to in any action brought for indemnification after the amount of all Damages of Buyer exceeds $25,000.

                          (b)     By Buyer.  Buyer shall indemnify and save and
hold harmless Seller, and its Representatives from any and all Damages incurred in connection with or arising out of or resulting from any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement.

                          (c)     Brokers and Finders.  Pursuant to the
provisions of this Section 9.3, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

                          (d)     Claims for Indemnity.  Whenever a claim shall
arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within sixty
(60) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

                          (e)     Right to Defend.  If the facts giving rise to
any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

                10.3 Further Assurances. Each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

                10.4 No Prohibited Assignment; Best Efforts. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of Seller thereunder and such consent has not been obtained. If such consent is not obtained or if any attempted assignment would be ineffective or would affect Seller's rights thereunder so that the Buyer would not in fact receive all such rights, then Seller shall use its best efforts to cause Buyer to be placed in the same economic position as if such consent or assignment had been effected.

                10.5      Restrictive Covenants.

                          (a)     In order to better assure to Buyer the
goodwill of the Business being acquired hereunder, and by reason of Seller's unique knowledge of the confidential information and business contacts relating to the Business, Seller hereby agrees that it will not, directly or indirectly, for itself or through or on behalf of any other person or entity:

                                  (i)      at any time, divulge, transmit or
otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, any business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Business of whatever nature existing on or prior to the Closing Date (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (A) it is a matter of common knowledge or public record, (B) it is generally known in the industry, or (C) Seller can demonstrate that such information was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement); and/or

                                  (ii)     at any time during the period from
Closing Date through and including the fifth (5th) anniversary thereof, engage in any operations which provide mobile nuclear medicine or ultrasound services to acute care facilities in the states of Indiana, Illinois or Iowa.

                          (b)     The parties hereby further acknowledge and
agree that any breach by Seller, directly or indirectly, of the foregoing restrictive covenants will cause Buyer irreparable injury for which there is no adequate remedy at law. Accordingly, Seller expressly agrees that, in the event of any such breach or any threatened breach hereunder by Seller, directly or indirectly, Buyer shall be entitled, in addition to any and all other remedies available (including but not limited to damages), to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach under the provisions of this Agreement.

                10.6 Deposits. In the event and to the extent that Seller may, from time to time, receive from the lessors or other responsible persons any of the deposits for which Seller has received payment or reimbursement pursuant to Section 2.8 hereof, Seller shall promptly turn over such receipt(s) to Buyer.

                                   ARTICLE 11

                                 MISCELLANEOUS

                11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party; except that Buyer may, without such consent, (a) assign all such rights and such obligations to a subsidiary or affiliate of Buyer or to a successor to the Business which shall assume in writing all obligations and liabilities hereunder, and/or (b) assign all of its rights and remedies hereunder (including, without limitation, rights for indemnification hereunder) to the financial institution(s) or other lender(s) providing financing in connection with the transactions contemplated hereby. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

                11.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other party shall be in writing and shall be deemed to have been given (a) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (b) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt or (c) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective address or fax number set forth below or such other address or fax number as such party may have fixed by notice:

                If to Seller, addressed to:

                          MICA Imaging, Inc.
                          9444 Farnham Street, Suite 100
                          San Diego, CA  92123
                          Attention:  Robert S. Muehlberg
                          Tel:  (619) 560-0110
                          Fax:  (619) 560-0046

                With a copy (which shall not constitute notice) to:

                          Harvey C. Flodin, Esq.
                          1844 Avocado Road
                          Oceanside, CA  92054

                          Tel:  (619) 757-2453
                          Fax:  (619) 757-1003

                If to Buyer, addressed to:

                          Diagnostic Health Services, Inc.
                          2777 Stemmons Freeway, Suite 1525
                          Dallas, TX  75207
                          Attention:  Max W. Batzer

                          Tel:  (214) 634-0403
                          Fax:  (214) 689-6459

                With a copy (which shall not constitute notice) to:

                          Shahe Sinanian, Esq.
                          Solomon, Fornari, Weiss & Moskowitz, P.C.
                          650 Fifth Avenue, 7th Floor
                          New York, NY  10019

                          Tel:  (212) 265-1200
                          Fax:  (212) 246-2561

                11.3 Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Illinois, without reference to the choice of law provisions thereof.

                11.4 Arbitration. Any disagreement, dispute or claim arising out of or relating to this Agreement, except with respect to the enforcement of the Covenant Not to Compete contained herein, shall be settled by arbitration in accordance with the procedures of the American Arbitration Association in Chicago, Illinois.

                11.5 Entire Agreement; Modifications and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreements between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                11.7 Expenses. Except as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

                11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                11.9 Titles. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.


                11.10 Publicity. Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, except, if after discussion between the parties or their counsel, in the opinion of any party's counsel, such party is required under any applicable law or regulation to make a public statement or announcement, such party shall be permitted to issue the legally required statement or announcement.

                11.11 Confidentiality. In the event the transaction which is the subject of this Agreement is not consummated, each party hereto agrees that it will return to the other all records and other documents of such other party then in its possession, and will not itself use or disclose, directly or indirectly, to any person any confidential information with respect to such other party learned by it during the period prior to the termination of this Agreement.

                11.12 Attorneys' Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including actual attorneys' fees, incurred therein by such successful party; and if such successful party shall recover judgement in any such action or proceeding, such costs, expenses and attorneys' fees may be included in and as part of such judgement. The successful party shall be the party who is entitled to recover its cost of suit, whether or not the suit proceeds to final judgement. A party not entitled to recover its costs shall not recover attorneys' fees.

                IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.



                                              Buyer:

                                              SPECIALIZED IMAGING SERVICES, INC.



                                              By: /s/ Max Batzer
                                                  ------------------------------
                                                  President



                                              Seller:

                                              MICA IMAGING, INC.


                                              By: /s/ Robert S. Muehlberg
                                                  ------------------------------

                                   GUARANTEE




         Medical Imaging Centers of America, Inc. hereby unconditional guarantees to Specialized Imaging Services, Inc. the faithful, prompt and complete performance by MICA Imaging, Inc. of all of the obligations of MICA Imaging, Inc. under the above Agreement.


         Date:




                                       MEDICAL IMAGING CENTERS OF AMERICA, INC.
                                       a California corporation


                                       By: /s/ Robert S. Muehlberg
                                           ------------------------------------
                                           Its: President

                                   GUARANTEE


         Diagnostic Health Services, Inc. hereby unconditionally guarantees to MICA Imaging, Inc. the faithful, prompt and complete performance by Specialized Imaging Services, Inc. of all of the obligations of Specialized Imaging Services, Inc. under the above Agreement.



         Date:



                                       DIAGNOSTIC HEALTH SERVICES, INC.
                                       a Delaware  corporation


                                       By: /s/ Max Batzer
                                           -----------------------------------
                                           Its: President

                           DIAGNOSTIC HEALTH SERVICES
                       2777 Stemmons Freeway, Suite 1525
                              Dallas, Texas  75207


                                 July 31, 1995



MICA Imaging, Inc.
  & Affiliates
9444 Farnham Street
Suite 100
San Diego, CA  92123

                   Re:  Addendum to Asset Purchase Agreement

Dear Sirs:

                 Reference is made to the Asset Purchase Agreement of even date herewith by and between Specialized Imaging Services, Inc. and MICA Imaging, Inc. (the "Asset Purchase Agreement"). All capitalized terms used herein without definition have the respective meanings ascribed to them in the Asset Purchase Agreement.

                 Diagnostic Health Services, Inc. ("DHS"), being the ultimate parent corporation of the Buyer, hereby confirms and agrees that DHS will, within sixty (60) days after the Closing Date, cause Seller and its affiliates (singly and collectively, "MICA") to be relieved and released of all liabilities and obligations relating to periods subsequent to the Closing Date under all Capital Leases, Financing Leases and Operating Leases being assumed by the Buyer pursuant to the Asset Purchase Agreement, as reflected in Schedule 1.1(g) and Schedule 1.1(h) to the Asset Purchase Agreement (collectively, the "Leases"). Such termination of MICA's post-Closing Date obligations under the Lease may be accomplished in such manner, as to each Lease, as may be determined by DHS in its sole and absolute discretion, and may include, without limitation, (a) procuring a written release in favor of MICA, in form and substance reasonably satisfactory to MICA, (b) prepaying in full the post-Closing Date obligations under such lease, and providing reasonably satisfactory evidence thereof to MICA, (c) negotiating a discounted buyout of the subject Lease, evidenced by an agreement confirming receipt by the lessor of an amount satisfactory to such lessor in full satisfaction of all obligations under such Lease, (d) refinancing the subject Lease pursuant to written agreements which shall either constitute a full novation of the underlying Lease obligations with a new obligee, or by means of an assignment of the existing Lease which shall include an express written release of MICA in respect of all post-Closing Date obligations under such Lease, or (e) any other transaction or series of transactions, so long as MICA is assured in writing or by operation of law of the termination of any and all liability under such Lease in respect of obligations relating to periods subsequent to the Closing Date.

                 This addendum is in addition to, and not in lieu of, the representations, warranties and covenants contained in the Asset Purchase Agreement, and the general guarantee executed by DHS in favor of the Seller with respect to the faithful, prompt and complete performance by the Buyer of its obligations under the Asset Purchase Agreement. Nothing herein contained shall be deemed to alter or amend in any manner the parties' representations, guaranties and covenants pursuant to the Asset Purchase Agreement, it being intended that this addendum shall constitute an additional commitment, undertaking and agreement of DHS in respect of the transactions contemplated by the Asset Purchase Agreement.

                 Upon execution and delivery hereof by DHS, the Buyer and the Seller, this addendum shall become a part of the Asset Purchase Agreement as if expressly contained therein, and be deemed to be executed and delivered simultaneously therewith.

                                        Very truly yours

                                        DIAGNOSTIC HEALTH SERVICES, INC.

                                        By: /s/ MAX BATZER
                                           ____________________________________


Acknowledged and Confirmed:

SPECIALIZED IMAGING SERVICES, INC.

By: /s/ MAX BATZER            President
   ____________________________________
                               (Title)

MICA IMAGING, INC.

By: /s/ ROBERT S. MUEHLBERG   President
   ____________________________________
                               (Title)

                            SCHEDULE 1.1(C)-(1 of 2)

                  Contracts


Unit #            Customer Name                                              Special Terms
------            -------------                                              -------------
US108-1           Mercy Hospital & Medical Center
                  Blue Island Medical Center
                * Med. & Surg. Dr. Wolfson                        No charge for Medicaid patients.
                  Caleel & Associates
                * Dr. Kitapci
                  Oak Park Diagnostics

US108-2           Suburban Hospital                               Contract expires 7/31/95

US123-1           Mendota Community Hospital                      Hospital has purchase options
US123-2           Sandwich Community Hospital
                  Perry Memorial Hospital


US125             Imaging Clinic                                  No contract: PRN
                  Norwegian American Hospital
                  St. Bernard's Hospital                          No contract: PRN
                  St. Joseph Hospital - Belv.


US127             Rochelle Community Hospital
                  Highland Hospital
                  Morrison Community Hospital
                  Vencor Hospital - Sycamore

US128           * Kishwaukee Medical Associates, Ltd.
                  Harvard Community Hospital
                * Cherry Valley Medical Clinic
                  Dr. Rivers
                  LaGrange Medical Center
                * Center for Cardiovascular Diseases/Dr. Kutom
                  Dr. Strnad
                  Dr. Desai
                  Fox Valley

US134             Central Community Hospital
                  Gibson Community Hospital
                  John Warner Hospital
                  Dwight Correctional Institution
                  Tri-County Health Services, Inc.

US139             Oak Forest

US160             Sara Culberton Memorial Hospital                No contract: PRN

PS603             Dr. Jabamoni                                    No contract: PRN


*- Medicare patients billed by Physician Service Center.

NOTE: The above contracts may have been serviced by more than one unit during any given month. Many contracts have 30 day termination clauses.

                            SCHEDULE 1.1(C)-(2 of 2)

                   Contracts


Unit #            Customer Name                                                Special Terms
------            -------------                                                -------------
NM201-1           Gottlieb Memorial Hospital
NM201-2           Gottlieb Memorial Hospital
NM201-3           Gottlieb Memorial Hospital

NM203             Memorial Medical Center - Woodstock

NM205             Oak Forest Hospital

NM206             Suburban Hospital

NM207-1           Sandwich Community Hospital
NM207-2           Idle
NM207-3           Mendota Community Hospital
NM207-4           Rochelle Community Hospital

NM208             Perry Memorial Hospital

NM209-1           Carlinville Area Hospital
NM209-2           Pana Community Hospital
NM209-3           Hillsboro Community Hospital
NM209-4           Utlaut Memorial Hospital
NM209-6           Stanton Community Hospital                      Hospital has option to exchange equipment @ 3 years.

NM210-1           Cameron Memorial Community Hospital
NM210-2           Vencor Hospital - LaGrange
NM210-3           Paulding Community Hospital
NM210-4           Wells Community Hospital

NM213             Greene County General Hospital                  Hospital has option to exchange equipment @ 3 years.

NM215             Mason District Hospital                         Hospital has option to exchange equipment @ 5 years.

NM216             Washington County Hospital

NM218             Kosciusko Community Hospital                    Hospital has option to buy equipment @ FMV.
                                                                  Hospital has option to relocate unit.
NM219             Kewanee Hospital

NM220-1           Brookdale Hospital Medical Center               $1 buyout on Sopha DSX & DS7 on 6/30/96.
NM220-2           Brookdale Hospital Medical Center

NM224             Kiswaukee Community Hospital                    (A)

NM225             Palmyra Park                                    Hospital may purchase Sopha DS7 on 9/1/96.
                                                                  Buyout requested on 7/25/95.
NM226             Rankin Medical Center                           Hospital may purchase Sopha DS7 for $1 on 12/31/96.

NM227             St. Joseph's Mercy Hospital

NM228-1           Michigan Heart Institute
NM228-2           Michigan Heart Institute

NM256             St. Luke's Hospital

(A)-Hospital signed contract under condition that James Doran remain the primary tech and Ashwin Patel remains the representative-change of either may affect contract term.

                                SCHEDULE 1.1(D)

                     PROFIT AND LOSS STATEMENT (UNAUDITED)

                         3 MONTHS ENDED MARCH 31, 1995


Revenue                                                    1,387,469 (A)


Cost of Medical Services                                   1,032,340 (B)
                                                           ---------
              Direct Margin                                  355,129
                                                           ---------

Overhead - NM                                                110,903
         - US                                                 77,576
                                                           ---------
               Net Income                                    166,650
                                                           =========


                                                             Cost of
                              Revenues                  Medical Services
                              --------                  ----------------
Ultrasound                    488,370                        315,547
Nuclear Medicine              828,990                        658,753
Professional Staffing          70,109                         58,040
                            ---------                      ---------
                            1,387,469 (A)                  1,032,340 (B)

                                SCHEDULE 1.1(G)

                                OPERATING LEASES

                 Equipment             Financing                          Lease                Monthly    Payment on   Renewal
  Unit #        Description             Source             Lease #     Termination  Deposits   Rent(B)   Termination   Option
  ------        -----------            ---------           -------     -----------  --------   -------   -----------   -------
NM201-1    GE 400 AT/Star         GE Medical          8502624-001         Jun-95       --         5,830       --         (A)
NM225      Sopha DS7              Norwest Financial   405-0070900-001     Oct-96       --         5,325       --         (C)
NM225      Stress Test Equipment  Norwest Financial   405-0070900-003     Oct-96       --           597       --         (C)
NM226      Sopha DS7              Norwest Financial   405-0070900-002     Oct-96       --         5,442       --         (C)


(A) At June 30, 1995, FMV buyout per discussion with GE is $68,000 plus tax. Lease on month-to-month in July 1995 at $5,830.

(B)  Includes tax if applicable.

(C) October 1996, FMV buyout option available or Unit can be returned. FMV not to exceed 22.5% of original equipment cost.

                                SCHEDULE 1.1(h)

                      CAPITAL LEASES AND FINANCING LEASES

                    Equipment            Financing                         Lease                   Monthly    Payment on   Renewal
   Unit #          Description             Source           Lease #     Termination     Deposits     Rent    Termination    Option
   ------          -----------           ---------          -------     -----------     --------    ------   -----------   -------
US108-1       Acuson 128             Banc of Boston     01353-018          Sep-95          --         4,145       --         (A)
US108-1       Acuson XP-10 Upgrade   Acuson             9715301-002        Sep-96          --          1347         1.00     (B)
US123-1       Acuson XP-10 Upgrade   Acuson             9715301-003        Sep-96          --         1,862         1.00     (B)
US123-2       Acuson XP-10 Upgrade   Acuson             9715301-001        Feb-96          --         3,137         1.00     (B)
US134         ATL UM9 Digital Plus   Heller Financial   0110575-001        Jun-97   (C)    3,731     *3,731       --         (A)
US139         ATL UM9 Digital Plus   Heller Financial   0110575-001        Jun-97   (C)    3,661     *3,661       --         (A)
US160         HP 1000                Hewlett Packard    4126-43128         Jun-97          --         3,542       --         (A)

NM201-2       Sopha DSX              US CONCORD         01353-924          Jul-96          --         7,464       --         (A)
NM219         Sopha DS7              US CONCORD         01353-934          Oct-96          --         6,185       --         (A)
NM220-1/-2    Sopha DSX/Sopha DS7    US CONCORD         01353-930          Oct-96          --        13,755       --         (A)
NM224         Sopha DSX              US CONCORD         01353-932          Oct-96          --         7,150       --         (A)
NM228-1       Siemens Orbitor 37     Heller Financial   0110575-001        Jun-97   (C)    6,425     *6,425       --         (A)
NM228-2       Siemens Orbitor 75     Siemens            0001008-000        Jan-98          --         5,611         1.00     (B)
                                                                                          ------
                                                                                          13,817

* Total Payments:  $13,817

(A)  Note - Own equipment at end of term
(B)  Purchase option - $1.00
(C)  Last month's deposit of $13,817

                                SCHEDULE 1.1(i)


                                         LICENSES

                                                                                  License         Expiration
  Unit #           Customer Name         State              License               Number             Date
  ------           -------------         -----              -------               -------         ----------
NM201-1     Gottlieb                     IL                   (A)
NM201-2     Gottlieb                     IL                   (A)
NM201-3     Gottlieb                     IL                   (A)
NM203       Memorial Hospital            IL                   (A)
NM205       Oak Forest Hospital          IL                   (A)
NM206       Suburban Hospital            IL                   (A)
NM207-1     Sandwich Comm Hosp           IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM207-2     Idle                         IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM207-3     Mendota Comm Hosp            IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM207-4     Rochelle Comm Hosp           IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM208-1     Perry Memorial Hosp          IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM209-1     Carlinville Hospital         IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM209-2     Pana Community               IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM209-3     Hillsboro Community          IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM209-4     Utlaut Memorial              IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM209-6     Community Mem of Stanton     IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM210-1     Cameron Mem Comm Hosp        IN     US Nuclear Regulatory Comm.      12-13568-02       7/31/97
                                                IN State Department of Health    R0026-76           3/6/97
NM210-2     Vencor-LaGrange              IN     US Nuclear Regulatory Comm.      12-13568-02       7/31/97
                                                IN State Department of Health    R0563-44           3/6/97
NM210-3     Paulding  County Hosp        OH     US Nuclear Regulatory Comm.      12-13568-02       7/31/97
                                                OH State Department of Health    56-B-00093-01     9/30/96
NM210-4     Wells Comm Hosp              IN     US Nuclear Regulatory Comm.      12-13568-02       7/31/97
                                                IN State Department of Health    R0332-90           3/6/97
NM213       Green County Gen Hosp        IN                   (A)
NM215       Mason District Hosp          IL                   (A)
NM216       Washington County Hosp       IL                   (A)
NM218       Kosciusko Comm Hosp          IN     US Nuclear Regulatory Comm.      12-13568-02       7/31/97
                                                IN State Department of Health    R0230-43           3/6/97
NM219       Kewanee Comm                 IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM220-1 & 2 Brookdale Hosp Med Ctr       NY                   (A)
NM224       Kishwaukee Comm Hosp         IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
NM225       Palmyra Park                 GA                   (A)
NM226       Rankin Med Ctr               MS                   (A)
NM227       St. Joseph's Mercy Hosp      IA                   (A)
NM228-1     Michigan Heart Institute     MI                   (A)
NM228-2     Michigan Heart Institute     MI                   (A)

NM256       St. Luke's Hospital          KS                   (A)

Storage Facilities
------------------
J & L Storage, Unit #1                   IN     IN State Department of Health    R0481-17           3/6/97
Mica Lab-Warsaw                          IN     IN State Department of Health    R0159-43           3/6/97
Mica Lab-Kiswaukee                       IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
Mica Lab-Sycamore                        IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
Mica Lab-Princeton                       IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97
Mica Lab-Greenville                      IL     IL Dept. of Nuclear Safety       IL-01819-01       4/30/97

(A)  Hospital is responsible for its own license.

                             SCHEDULE 2.2-(1 of 2)

                              ASSUMED LIABILITIES


Operating Leases
----------------

                                                                                                                     Amount
                  Equipment               Financing                          Lease       Remaining     Monthly     Outstanding
Unit #           Description               Source             Lease #     Termination     Months         Rent        @7/31/95
------           -----------              ---------           -------     -----------    ---------     -------     -----------
NM201-1      GE 400 AT/Star           GE                  8502624-001       Jun-95          --           5,830      (A)
NM225        Sopha DS7                Norwest Financial   405-0070900-001   Oct-96          14           5,325         74,550
NM225        Stress Test Equipment    Norwest Financial   405-0070900-003   Oct-96          14             597          8,358
NM226        Sopha DS7                Norwest Financial   405-0070900-002   Oct-96          14           5,442         76,188
                                                                                                                      -------
                                                                                                              Total   159,096
                                                                                                                      =======

(A)-At June 30, 1995, FMV buyout per discussion with GE is $68,000 plus tax. Lease on month-to-month beginning July 1995 at $5,830.

Capital Leases & Financing Leases
---------------------------------

                                                                                                                         Amount
                  Equipment                Financing                            Lease       Remaining       Monthly    Outstanding
Unit #           Description                Source             Lease #       Termination      Months          Rent       @7/31/95
------           -----------               ---------           -------       -----------    ---------       -------     ----------
US108-1      Acuson 128               Banc Boston Leasing    0353-018          Sep-95           2            4,145          8,290
US108-1      Acuson XP-10 Upgrade     Acuson                 9715301-002       Sep-96          14            1,268         17,752
US123-1      Acuson XP-10 Upgrade     Acuson                 9715301-003       Sep-96          14            1,753         24,542
US123-2      Acuson XP-10 Upgrade     Acuson                 9715301-001       Feb-96           7            2,952         20,664
US134        ATL UM9 Digital Plus     Heller Financial       0110575-001       Jun-97          22            3,731         82,082
US139        ATL UM9 Digital Plus     Heller Financial       0110575-001       Jun-97          22            3,661         80,542
US160        HP 1000                  Hewlett Packard        4126-43128        Jun-97          23            3,541         81,443

NM201-2      Sopha DSX                Marine Midland Bank    01353-024         Jul-96          12            7,464         89,568
NM219        Sopha DS7                Marine Midland Bank    01353-034         Oct-96          15            6,185         92,775
NM220-1/-2   Sopha DSX, DS7           Marine Midland Bank    01353-030         Oct-96          15           13,755        206,325
NM224        Sopha DSX                Marine Midland Bank    01353-032         Oct-96          15            7,150        107,250
NM228-1      Siemens Orbitor 37       Heller Financial       0110575-001       Jun-97          22            6,425        141,350
NM228-2      Siemens Orbitor 75       Siemens Credit Corp    0001008-000       Jan-98          30            5,293        158,790
                                                                                                                        ---------
                                                                                                                Total   1,111,373
                                                                                                                        =========

                             SCHEDULE 2.2-(2 OF 2)


Real Estate Lease                                                                                                   Amount
                                                                               Lease     Remaining    Monthly     Outstanding
       Description                  Location                                Termination    Months       Rent        @7/31/95
       -----------                  --------                                -----------  ---------    -------     -----------
Building Lease             4 N 370 84th Court
                           Bartlett, IL 60103                                 4/30/96        9         1,950         17,550

Storage Facilities
------------------
                                                                               Lease                          Monthly
       Description                  Location                 Description     Termination                        Rent
       -----------                  --------                 -----------     -----------                       ------
J & L Storage, Unit # 1    2235 County Road 48        Radioactive materials     (B)                              104
                           Auburn, IN 46706             receipt and storage
                                                        lab

Mica Lab: Warsaw           401 Argonne Road           Radioactive materials     (B)                              175
(Charles Koser)            Warsaw, IN 46808             receipt and storage
                                                        lab

Mica Lab: Kiswaukee        Kiswaukee Community        Radioactive materials                               No monthly rent.
                             Hospital                   receipt and storage
                           Bethany Rd & Route 23        lab
                           Dekalb, IL 60115

Mica Lab: Sycamore         Coltenville Rd & Route 23  Radioactive materials     (B)                               62
(R & P Mini Warehouse,     Sycamore, IL 60178           receipt and storage
  Unit #45)                                             lab

Mica Lab: Princeton        680 W. Peru St.            Radioactive materials     (B)                               63
(Beck's Mini Storage)      Princeton, IL                receipt and storage
                                                        lab

Mica Lab: Greenville       Utlaut Memorial Hospital   Radioactive materials                               No monthly rent.
                           Healthcare Drive             receipt and storage
                           Greenville, IL 62246         lab


Other
-----
GTE-TCX-128 Phone system   Bartlett, IL               Phone system              (C)                           180.56
GTD-Add to HK system       Bartlett, IL               Phone system              (C)                           108.63

Pitney Bowes               Bartlett, IL               Postage meter rental                                (D)


(B)-Annual leases with 30 day cancellation notice
(C)-Month to month leases with 30 day cancellation notice
(D)-Qtrly amt of $101.25

                            SCHEDULE 2.3(a)-(1 OF 2)

                                   EQUIPMENT


                                 Equipment
        Unit #                Description (A)                Customer
        ------                ---------------                --------
NM201-1                 400 AT/Star                  Gottlieb Memorial Hospital
NM201-2                 Sopha DSX                    Gottlieb Memorial Hospital
NM201-3                 Star Cam                     Gottlieb Memorial Hospital
NM203                   400AT/Nuc Max Comp           Memorial Medical Center-Woodstock
NM205                   Max 37                       Oak Forest Hospital
NM206                   400AT/Star Comp              Suburban Hospital
NM207-1                 Maxi II                      Sandwich Comm Hosp
NM207-2                 400 AT SPECT                 Idle
NM207-3                 Maxi 61                      Mendota Comm Hosp
NM207-4                 Maxi 37                      Rochelle Comm Hosp
NM208-1                 Maxi 61/Star                 Perry Memorial Hosp
NM209-1                 Maxi 37                      Carlinville Area Hospital
NM209-2                 Maxi 37                      Pana Community Hospital
NM209-3                 Maxi 37                      Hillsboro Community
NM209-4                 Maxi 37                      Utlaut Memorial Hospital
NM209-6                 Maxi II                      Stanton Community Hospital
NM210-1                 Maxi 61 Star                 Cameron Mem Comm Hosp
NM210-2                 Maxi 37 Star                 Vencor Hospital-LaGrange
NM210-3                 Maxi 61                      Paulding  County Hosp
NM210-4                 Maxi 61                      Wells Comm Hosp
NM213                   Maxi 37                      Green County Gen Hosp
NM215                   400 AT Spect                 Mason District Hosp
NM216                   Maxi II                      Washington County Hosp
NM218                   Star Cam                     Kosciusko Comm Hosp
NM219                   Sopha DS7                    Kewanee Comm
NM220-1 & 2             Sopha DSX & Sopha DS7        Brookdale Hosp Med Ctr
NM224                   Sopha DSX                    Kiswaukee Comm Hosp
NM225                   Sopha DS7                    Palmyra Park
NM226                   Sopha DS7                    Rankin Med Ctr
NM227                   GE Maxi II                   St. Joseph's Mercy Hosp
NM228-1                 Siemens Orbitor 37           Michigan Heart Institute
NM228-2                 Siemens Orbitor 75           Michigan Heart Institute
NM256                   Siemens PGIV                 St. Luke's Hospital

US108-1                 Acuson 128                   Mobile
US108-2                 Acuson XP-10/Cardiac         Suburban
US123-1                 Acuson XP-10                 Mendota
US123-2                 Acuson XP-10/Cardiac         Mobile
US123-3                 Acuson 128                   IDLE
US125                   Diasonics DRF400/Parks PV    Mobile
US127                   Acuson XP-10/Cardiac         Mobile
US128                   Acuson 128 Color             Mobile
US134                   ATL UM9 Digital Plus         Mobile
US139                   ATL UM9 Digital Plus         Oakforest
US160                   HP 1000                      Sara Culberton Memorial Hospital

(A)- Equipment includes various peripherals.

                            SCHEDULE 2.3(A)-(2 of 2)

                                   EQUIPMENT


Other

Automobiles

                          Equipment
    VIN #                Description                   Location
    -----                -----------                   --------
1FTEE14N3RHB31859       1994 Ford Van                Rochelle, IL
1FTEE14N7RHA61928       1994 Ford Van                Fisher, IL
1Y1SK5147HZ071068       1987 Chevy Nova              Bartlett, IL
1GCEG25H9K7105917       1989 Chevy Van               Bartlett, IL
1GCEG25H1K7106320       1989 Chevy Van               Chicago, IL
1GCDG15H9K7145436       1989 Chevy Van               Bartlett, IL
1GCDG15H4L7145232       1989 Chevy Van               Hinsdale, IL
2GCEG25HXK4155785       1989 Chevy Van               Hanover Park, IL
1GCEG25H8K7106153       1989 Chevy Van               Sandwich, IL
1GCDG15H8K7146061       1989 Chevy Van               Springfield, IL
1GILT54W9KY170709       1989 Chevy Corsica           Bartlett, IL
1G1JC54GXLJ193538       1990 Chevy Cavalier          Princeton, IL
1G1JC84G6LJ191013       1990 Chevy Cavalier          Bartlett, IL
1G1JC54G9LJ176553       1990 Chevy Cavalier          Bartlett, IL
1G1JC14G7MJ192888       1990 Chevy Cavalier          Greenville, IL
JT2EL43AXM0082178       1991 Toyota Tercel           Bartlett, IL
JT2EL43A8M0073673       1991 Toyota Tercel           Dekalb, IL
1GCEG25H4L7103249       1990 Chevy Van               Hinsdale, IL

                                  SCHEDULE 4.2

                               CERTAIN CHANGES OR
                                  EVENTS SINCE
                                 MARCH 31, 1995


Contract(s)                          Change or Event
-----------                          ---------------
Chicago Osteopathic Hospital         Termination of Professional Staffing contract
                                     effective 7/26/95.

Hillsboro Area Hospital              Termination of echo-cardio and vascular
                                     US service effective 7/1/95.

St. Francis                          Termination of US service effective 4/3/95.

Midwest Physician                    Termination of US service effective 7/1/95.

Suburban                             Termination of US service effective 7/31/95.

Edward Health Center                 Termination of US service effective 6/30/95.

Oak Forest                           Contract renewal of NM service;
                                     Contract No. 94-74-1175. Rebid-36 months.

Oak Forest                           Contract renewal of US service;
                                     Contract No. 94-74-1174. Rebid-36 months.

Kosciusko Community                  Contract being renegotiated-(Terms may be
                                     retroactive to January 1, 1995 to secure 36
                                     month contract).




Operating Leases
----------------

Unit #/Equipment Description         Change or Event
----------------------------         ---------------
NM201 - GE 400 AT/Star               Operating lease ended 6/30/95.
                                     Now on month-to-month payments.

Capital Leases & Financing Leases
---------------------------------

None

Real Estate Lease
-----------------

None

Licenses
--------

None

                                  SCHEDULE 4.3

                                TITLE TO ASSETS

Equipment Description       Vehicle ID #
---------------------       ------------
1990 Chevrolet Van          1GCEG25H4L7103249



Note:  Mica does not have the title to the above van.
       Unit is inoperable in Hinsdale, IL.

                                  SCHEDULE 4.4

                                  CONDITION OF
                                TANGIBLE ASSETS

                           Equipment
       Unit #             Description               Condition
       ------             -----------               ---------
NONE.

                                 SCHEDULE 4.17

                               INSURANCE POLICIES

Schedule and Description of Policy

All policies are issued by St. Paul.
Effective date:  10-1-94 to 10-1-95.

Commercial:

Blanket mobile medical equipment:  $43,617,000
Deductible:  $25,000
Any location:  $10,000,000
Any item:  $3,500,000

General Liability:

Each occurence:  $1,000,000
Aggregate limit:  $1,000,000

Deductible:  $25,000
Aggregate:  $75,000

Automobile:

Liability limit:  $1,000,000
Comprehensive deductible:  $250
Collision deductible:  $1,000
Comprehensive limit:  $35,000
Collision limit:  $35,000

Umbrella:

Each occurence:  $10,000,000
Aggregate:  $10,000,000
Deductible:  $10,000

Professional Liability:

Each Person:  $1,000,000
Aggregate:  $1,000,000
Deductible:  $25,000
Aggregate Deductible:  $75,000

                          CERTIFICATE OF SECRETARY OF
                               MICA IMAGING, INC.




         The undersigned hereby certifies that she is the duly elected secretary of MICA IMAGING, INC. and that attached hereto are copies of true and correct minutes enacted by the Board of Directors of the Company on July 31, 1995, which minutes have not been revoked or rescinded and remain in effect.


Executed this 31st day of July, 1995.




/s/ Denise L. Sunseri
-------------------------------------
Denise L. Sunseri
Secretary

         RESOLVED: THAT the Asset Purchase Agreement by and between Specialized Imaging Services, Inc. and MICA Imaging, Inc., pursuant to which MICA Imaging, Inc. is selling to Specialized Services Imaging, Inc. certain of the assets and properties relating to the Seller's ultrasound and nuclear medicine service business, substantially in the form presented to this meeting and attached hereto, is hereby authorized and approved.

         RESOLVED FURTHER: THAT the officers of the Corporation, and each of them, are hereby authorized and directed to execute and deliver said Agreement, substantially in the form attached hereto, together with any such revisions and modifications as they may deem necessary or desirable in their discretion; and

         RESOLVED FURTHER: THAT the officers of the Corporation, and each of them, are hereby authorized and directed to execute such further documents and to take such further action as they in their discretion deem necessary or desirable to implement the aforesaid resolutions.

                          CERTIFICATE OF SECRETARY OF
                    MEDICAL IMAGING CENTERS OF AMERICA, INC.




         The undersigned hereby certifies that she is the duly elected secretary of Medical Imaging Centers of America, Inc. and that attached hereto are copies of true and correct minutes enacted by the Board of Directors of the Company on July 31, 1995, which minutes have not been revoked or rescinded and remain in effect.

Executed this 31st day of July, 1995.




/s/ Denise L. Sunseri
---------------------------------------
Denise L. Sunseri
Secretary

         RESOLVED: THAT the Asset Purchase Agreement by and between Specialized Imaging Services, Inc. and the Corporation, pursuant to which the Corporation is selling to Specialized Services Imaging, Inc. certain of the assets and properties relating to the Corporation's ultrasound and nuclear medicine service business, substantially in the form presented to this meeting and attached hereto, is hereby authorized and approved.

         RESOLVED FURTHER: THAT the officers of the Corporation, and each of them, are hereby authorized and directed to execute and deliver said Agreement, substantially in the form attached hereto, together with any such revisions and modifications as they may deem necessary or desirable in their discretion; and

         RESOLVED FURTHER: THAT the officers of the Corporation, and each of them, are hereby authorized and directed to execute such further documents and to take such further action as they in their discretion deem necessary or desirable to implement the aforesaid resolutions.

                     WRITTEN CONSENT OF SOLE DIRECTOR OF
                              MICA IMAGING, INC.


         The undersigned, being the sole director of MICA IMAGING, INC., an Illinois corporation, ("the Corporation"), does hereby adopt the following resolutions with the same force and effect as though at a meeting duly held.

         RESOLVED: THAT the Asset Purchase Agreement by and between Specialized Imaging Services, Inc. and the Corporation, pursuant to which the Corporation is selling to Specialized Services Imaging, Inc. certain of the assets and properties relating to the Corporation's ultrasound and nuclear medicine service business, substantially in the form presented to this meeting and attached hereto, is hereby authorized and approved.

         RESOLVED FURTHER: THAT the officers of the Corporation, and each of them, are hereby authorized and directed to execute and deliver said Agreement, substantially in the form attached hereto, together with any such revisions and modifications as they may deem necessary or desirable in their discretion; and

         RESOLVED FURTHER: THAT the officers of the Corporation, and each of them, are hereby authorized and directed to execute such further documents and to take such further action as they in their discretion deem necessary or desirable to implement the aforesaid resolutions.

IN WITNESS WHEREOF, the undersigned sole director has executed this written consent as of July 31, 1995.


/s/ Robert S. Muehlberg
------------------------
Robert S. Muehlberg
President and
Chief Executive Officer

                              CLOSING CERTIFICATE
                              (Section 9.1 & 9.2)



The undersigned, being the Vice President, Chief Financial Officer and Secretary of MICA IMAGING, INC. (the "COMPANY"), hereby supplies this Certificate pursuant to Sections 9.1 and 9.2 of that certain Asset Purchase Agreement by and between Specialized Imaging Services, Inc. and MICA Imaging, Inc. dated July 31, 1995.

I hereby certify that except as set forth on the Schedules to said Agreement or permitted by the Agreement, since March 31, 1995 there have not been any material adverse changes in the condition (financial or otherwise), assets, liabilities, reserves, business, properties, operations, technology, employee relations, or customer, supplier or distributor relations of the Company, and that the Company is in compliance with the conditions set forth in the Agreement as they apply to the Company.

For the purposes of this Certificate, a "material adverse change", includes without limitation, an event or condition which could result in a Material Adverse Effect and/or any development or discovery of any material contingent or other liability not in the Schedules to the Agreement which might materially adversely affect the business, properties, assets, operations, technology or relations with customers, suppliers, distributors or employees of the Company in the Business or the prospects of the Business.



/s/ Denise L. Sunseri
---------------------------------------------------
Denise L. Sunseri
Vice President, Chief Financial Officer & Secretary